Exhibit 15.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 20-F of First Phosphate Corp. (formerly First Potash Corp.) of our report dated December 14, 2023 relating to the statements of financial position of the Company as of February 28, 2023 and 2022, and the related statements of loss and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the years ended February 28, 2023, 2022 and 2021, and the related notes.

We also consent to the reference to us under the captions “Auditors,” “Statements and Other Financial Information” and “Statement by Experts” in such Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

December 14, 2023